UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 3, 2017

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2017, the Board of Directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”) elected Steffan Tomlinson and Dean Carter to the Board, effective immediately. Mr. Tomlinson will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2017, and Mr. Carter will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2019. In addition, the Board expects to appoint Mr. Tomlinson as a member of its Audit Committee and Mr. Carter as a member of its Nominating and Corporate Governance Committee.

Steffan C. Tomlinson, age 45, has served as Chief Financial Officer of Palo Alto Networks, Inc., a cyber security company, since February 2012. Prior to this role, Mr. Tomlinson served as Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions, from September 2011 to January 2012. Mr. Tomlinson was a Partner of and served as Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm, from April 2011 to September 2011. Mr. Tomlinson served as Chief Financial Officer at Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems, from September 2005 to March 2011. Mr. Tomlinson served in several financial roles and ultimately served as Chief Financial Officer at Peribit Networks, Inc., a provider of WAN optimization technology, from October 2000 until August 2005. Mr. Tomlinson served on the boards of directors of Qlik Technologies Inc., from January 2013 to June 2016, and Riverbed Technology, Inc., from September 2014 to April 2015. Mr. Tomlinson holds a B.A. in Sociology from Trinity College and an M.B.A. from Santa Clara University.

Mr. Carter, age 52, has served as Vice President of Human Resources and Shared Services at Patagonia, Inc., a designer of outdoor clothing and gear, since May 2015. From June 2010 to April 2015, Mr. Carter served as Chief Human Resources Officer and Vice President of Talent and Human Capital Services at Sears Holdings Corporation, a nationwide retailer. From January 2000 to January 2010, Mr. Carter served as Chief Human Resources Officer at Fossil Group, Inc., a design, marketing and distribution company. Mr. Carter holds a B.S. in Organizational Communication from the University of Texas at Austin.

In connection with their election to the Board, each of Mr. Tomlinson and Mr. Carter was granted a restricted stock unit award covering 10,640 shares of the Company’s common stock. The restricted stock unit awards will vest over a three-year period with 1/3 of the restricted stock units scheduled to vest on each of the first three anniversaries of the grant date, subject to the continued service on the Board on each applicable vesting date. The restricted stock unit awards are each subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and its related agreements. As directors, Mr. Tomlinson and Mr. Carter will participate in the compensation program applicable to all non-employee directors.

The Company intends to enter into its standard form of indemnification agreement with each of Mr. Tomlinson and Mr. Carter. A form of the indemnification agreement has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-169621) filed with the Securities and Exchange Commission on December 17, 2010.

There are no arrangements or understandings between either of Mr. Tomlinson or Mr. Carter and any other persons pursuant to which they were elected as a director. There are no family relationships between either of Mr. Tomlinson or Mr. Carter and any director or executive officer of the Company, and Mr. Carter has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

We have a vendor and a customer relationship with Palo Alto Networks, Inc., where Mr. Tomlinson serves as Chief Financial Officer, that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. In fiscal 2016, we incurred expenses of approximately $1.3 million to Palo Alto Networks, Inc. in hardware, license, maintenance and support fees, while we billed Palo Alto Networks, Inc. approximately $0.2 million for our products and services. In addition, we expect to pay approximately $1.3 million and receive approximately $0.2 million in such fees for fiscal 2017.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated May 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Weiss
Adam Weiss
Senior Vice President, Administration & General Counsel

Date: May 4, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 4, 2017.